Exhibit 99.1

PIONEER BANKSHARES, INC.

ANNOUNCES 2012 - 1st QUARTER EARNINGS

FOR IMMEDIATE RELEASE:

For Inquiries Contact:	Thomas R. Rosazza, President/CEO (540) 778-2294

Stanley, VA, May 4, 2012 — Pioneer Bankshares, Inc., (OTC Bulletin Board: PNBI.OB) parent company of Pioneer Bank, reported net earnings of $592,000 for the first quarter of 2012, as compared to $291,000 for the first quarter of 2011. Total earnings per share for the quarter ended March 31, 2012 were $0.57 compared to $0.28 for the first quarter of 2011, which represents an increase of 103.57%.

The Company had asset growth of approximately $5.3 million and deposit growth of $5.8 million during the first quarter of 2012. The Company’s capital position as of March 31, 2012 was approximately $21.0 million, or 12.17% as a percentage of total assets.

Pioneer Bankshares, Inc. is a one-bank holding company headquartered in Page County, Virginia. It owns and operates Pioneer Bank with six banking locations. The Company’s main branch and corporate office is located in Stanley, Virginia, with other branch locations in Shenandoah, Luray, Harrisonburg, Stanardsville, and Charlottesville, Virginia.